Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company DECLARES

QUARTERLY CASH DIVIDEND

ISELIN, NJ January 29, 2019 -- Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.24 per share on its common stock payable on March 1, 2019 to holders of record as of February 15, 2019. Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 46 consecutive years.

Middlesex Water currently has a 5% Discount in effect on its Common Stock for participants in the Company’s Investment Plan on purchases made by optional cash payment or dividend reinvestment. The Discount, which commenced January 2, 2019, will continue until 200,000 shares are purchased at the discount price or December 30, 2019, whichever event occurs first.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com